EXHIBIT 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Announces Acquisition of
Natural Gas Gathering Systems from M2 Midstream

Houston, Texas (April 1, 2010) – Enterprise Products Partners L.P. (NYSE:EPD) today announced that it has executed definitive agreements to purchase two natural gas gathering and treating systems from subsidiaries of M2 Midstream LLC (“Momentum”) in a negotiated transaction for approximately $1.2 billion.  These systems are located in Northwest Louisiana and East Texas and gather natural gas produced from the Haynesville/Bossier Shales and the Cotton Valley and Taylor Sands formations.

The State Line system is located in Desoto and Caddo Parishes, Louisiana and Panola County, Texas.  The system includes 138 miles of natural gas pipelines with a capacity of approximately 400 million cubic feet per day (MMcfd) and two treating facilities.  The State Line system began operations in February 2009 and is currently gathering approximately 260 MMcfd.  A 50-mile expansion of this system is expected to be completed in June 2010 and will increase its capacity to 700 MMcfd.  The State Line system is supported by long-term acreage dedications and volumetric commitments from producers.

The State Line system will interconnect with the 42-inch Haynesville Extension of Enterprise’s Acadian natural gas pipeline system.  The Haynesville Extension is currently under construction and expected to be completed in the third quarter of 2011.  Once connected to the Haynesville Extension, the State Line system can be further expanded to 1.2 billion cubic feet per day for a nominal cost.

The Fairplay system is located in Rusk, Panola, Gregg and Nacogdoches counties, Texas.  The system includes 249 miles of natural gas pipelines (including approximately

62 miles leased from third parties) with a capacity of approximately 285 MMcfd, and is currently gathering approximately 180 MMcfd.  This system is expected to be connected to the Enterprise Texas Pipeline system by the first quarter of 2011.  The Fairplay system is also supported by long-term acreage dedications and volumetric commitments from producers.

“We are excited about this transaction with Momentum, which accelerates our entry into the Haynesville/Bossier Shale Play and substantially increases our footprint in the area,” said Enterprise president and chief executive officer Michael A. Creel.  “This purchase offers producers on the State Line system an alternative to the takeaway pipelines going to Perryville as a result of our planned connection to the Haynesville Extension which provides producers with an outlet to markets in South Louisiana and interstate pipelines that serve natural gas markets in the Southeast United States.”

“The State Line and Fairplay systems complement Enterprise’s downstream assets and provide multiple opportunities for synergies, including a long-term gathering conduit for our Haynesville Extension pipeline and Enterprise Texas Pipeline, as well as NGL volumes for our Panola Pipeline and downstream Mont Belvieu fractionation, storage and distribution complex.  Natural gas volumes on the State Line system are expected to increase significantly over the next five years based on producer forecasts.  With our low cost of capital, we expect this transaction to be accretive to distributable cash flow in the second half of 2010,” continued Creel.

Completion of the transaction is subject to customary regulatory approvals, including those under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions.  The transaction is expected to close in early May 2010.

Today, Enterprise will host a conference call to discuss this transaction.  The call will be broadcast live over the Internet at 9:00 a.m. CDT and may be accessed along with accompanying slides by visiting the company’s website at www.epplp.com.  The event will be webcast live on the internet and can be accessed along with accompanying slides via the Enterprise home page at www.epplp.com.

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Enterprise’s assets include: 48,700 miles of onshore and offshore pipelines; approximately 190 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information, visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P. visit www.enterprisegp.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events or developments that Enterprise expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the proposed transactions, are forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from the proposed transactions cannot be fully realized, the possibility that costs or difficulties related to integration of the acquired assets will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by Enterprise.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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